EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ASTEX PHARMACEUTICALS, INC.

INTO

SUPERGEN, INC.

(Pursuant to Section 253 of the Delaware General Corporation Law)

SuperGen, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.     The Corporation is organized and existing under the General Corporation Law of the State of Delaware.

2.     The Corporation owns 100% of the outstanding shares of capital stock of Astex Pharmaceuticals, Inc., a Delaware corporation (the “Subsidiary”).

3.     On April 6, 2011 the board of directors of the Corporation adopted the resolutions attached hereto as Exhibit A, providing for the merger of the Subsidiary with and into the Corporation, with the Corporation as the surviving corporation (the “Merger”), which resolutions have not been amended or rescinded and are in full force and effect.

4.     Pursuant to Section 253(b) of the General Corporation Law of Delaware, the name of the Corporation shall be changed to Astex Pharmaceuticals, Inc. as of the Effective Date.

5.     The Merger shall become effective as of September 9, 2011 pursuant to the filing of this Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership and Merger to be duly executed in its corporate name by its duly authorized officer.

SUPERGEN, INC.

By:	/S/ MICHAEL MOLKENTIN
Michael Molkentin, Chief Financial Officer

Dated: September 9, 2011

EXHIBIT A

RESOLUTIONS ADOPTED BY THE BOARD OF SUPERGEN, INC.

1.                                      Name Change

(a)                                  Formation of Wholly Owned Subsidiary

RESOLVED:  That the Authorized Persons be, and each of them hereby is, authorized to incorporate in Delaware a wholly-owned subsidiary of the Company named “Astex Pharmaceuticals, Inc.”

RESOLVED FURTHER:  That the Company purchase 1,000 shares of the common stock of Astex Pharmaceuticals, Inc. (“Merger Sub”) at a per share purchase price of $0.001 for an aggregate of purchase price of $1.00.

RESOLVED FURTHER:  That the chief executive officer, president, chief financial officer, treasurer and any vice-president of the Company (each, a “Merger Sub Authorized Officer”) of the Company be, and each of them hereby is, authorized and directed to take any and all actions and to execute any and all documents on behalf of the Company necessary or appropriate to form Merger Sub as a Delaware corporation.

RESOLVED FURTHER:  That the Merger Sub Authorized Officers are authorized and empowered, in the name and on behalf of the Company, to execute, certify, file and record such additional agreements, documents and instruments as may be or become reasonably necessary, or convenient to carry out and put into effect the purposes of the foregoing resolutions.

RESOLVED FURTHER:  That any and all actions heretofore taken by the Merger Sub Authorized Officers in the name and on behalf of the Company in furtherance of the preceding resolutions, are hereby ratified, approved and adopted.

(b)                                  Approval of Merger with Merger Sub to Effect the Name Change

RESOLVED:  That James S.J. Manuso and Michael Molkentin be, and each of them hereby is, authorized to vote the shares of common stock of Merger Sub held by the Company in favor of the Name Change Merger (as defined below) and to take any other stockholder actions on behalf of the Company as a stockholder of Merger Sub as may be necessary or appropriate to carry out the Name Change Merger, including filing a Certificate of Ownership and Merger, and hereby ratifies and confirms any and all actions taken heretofore to carry out the intent and accomplish the purpose of these resolutions.

RESOLVED FURTHER:  That immediately following and contingent upon the closing of the Scheme, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Name Change Merger”) and the Company shall assume Merger Sub’s liabilities and obligations.

RESOLVED FURTHER:  That pursuant to Section 253(b) of the Delaware General Corporation Law, following the closing of the Name Change Merger, the Company’s name shall be Astex Pharmaceuticals, Inc. (the “Name Change”).

RESOLVED FURTHER:  That with the name of the Company so amended, the Certificate of Incorporation of the Company in effect immediately prior to the Name Change Merger shall be the Company’s Certificate of Incorporation following the Name Change Merger.

RESOLVED FURTHER:  That the Bylaws of the Company in effect immediately prior to the effectiveness of the Name Change Merger shall be the Bylaws of the Company following the Name Change Merger.

RESOLVED FURTHER:  That each outstanding share of capital stock of Merger Sub shall be canceled and extinguished in the Name Change Merger and no consideration shall be issued in exchange therefor.

RESOLVED FURTHER:  That the Name Change Merger is intended to be tax-free for United States federal income tax purposes.

RESOLVED FURTHER:  That the directors and officers of the Company, as constituted immediately prior to the effectiveness of the Name Change Merger, shall be the directors and officers of the Company following the Name Change Merger.

RESOLVED FURTHER:  That in connection with the Name Change, the Authorized Officers are authorized and directed to take the following actions and/or execute and deliver all documents and take whatever action is deemed necessary to notify all applicable entities and/or agencies of the Name Change, including but not limited to the following:

•                  Notify NASDAQ of the Name Change and apply for a new NASDAQ ticker symbol.

•                  Apply for a new CUSIP number.

•                  Notify the Internal Revenue Service of the Name Change.

•                  Make all applicable filings to document the Name Change in any state in which the Company is qualified to do business.

•                  Notify Dun & Bradstreet of the Name Change.

•                  Notify Depository Trust Company of the Name change.

•                  Notice BNY Mellon Shareowner Services of the Name Change.

RESOLVED FURTHER:  That the Authorized Officers are authorized and directed to execute and deliver all documents and take whatever action is deemed necessary or advisable to carry out the intent of the foregoing resolutions.

RESOLVED FURTHER:  That the taking of any action or the execution of any instrument by the Authorized Officers in connection with the foregoing resolutions shall be conclusive of his determination that the same was necessary to serve the best interests of the Company.